Exhibit D-1


                                STATE OF NEW YORK
                                   BEFORE THE
                            PUBLIC SERVICE COMMISSION

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CASE 98-M-__________ -        In the Matter of the Application of Rochester Gas
                              and Electric Corporation under the Public Service Law, Including Sections 70, 107, 108 and 110 Thereof, to Form a Holding Company and for
                              Certain Related Transactions
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                                   PETITION OF
                     ROCHESTER GAS AND ELECTRIC CORPORATION
                            TO FORM A HOLDING COMPANY
                      AND FOR CERTAIN RELATED TRANSACTIONS














                                             NIXON, HARGRAVE, DEVANS & DOYLE LLP
                                             Clinton Square
                                             Suite 1300
                                             Rochester, New York  14603
                                             Telephone:  (716) 263-1000





July 30, 1998

                                STATE OF NEW YORK
                                   BEFORE THE
                            PUBLIC SERVICE COMMISSION

------------------------------------------------------------------------------

CASE 98-M-__________ -        In the Matter of the Application of Rochester Gas
                              and Electric Corporation under the Public Service
                              Law, Including Sections 70, 107, 108 and 110
                              Thereof, to Form a Holding Company and for
                              Certain Related Transactions
------------------------------------------------------------------------------


                                   PETITION OF
                     ROCHESTER GAS AND ELECTRIC CORPORATION
                            TO FORM A HOLDING COMPANY
                      AND FOR CERTAIN RELATED TRANSACTIONS


                  Petitioner, ROCHESTER GAS AND ELECTRIC CORPORATION (the "Company"), hereby applies to the Commission for authority under Sections 70, 107, 108 and 110 of the Public Service Law to form a holding company and for certain related transactions. The Public Service Commission (the "Commission") may rely on information included in the Company's submissions, including the documents relating to the October 23, 1997 settlement agreement (the "Settlement Agreement") approved by the Commission in Case 96-E-0898(1) as support for the action requested in this filing. The Settlement Agreement, as approved, endorses the form and substance of this Petition.(2)

                  In support of this application the Company states:

                  1. The Company supplies electric and gas service in nine counties centering on the City of Rochester, New York. The Company is a corporation organized pursuant to the laws of the State of New York in 1904. A certified copy of the Company's Restated Certificate of Incorporation was filed with the Commission on August 25, 1992 in Case 88-M-0147 and a copy of the most recent Amendment thereto was filed on March 18, 1994 in Case 93-M-0354.


     --------------------
1 In the Matter of Rochester Gas and Electric Corporation's Plans for Electric Rate/Restructuring Pursuant to Opinion No. 96-12, Opinion No. 98-1, Opinion and Order Adopting Terms of Settlement Subject to Conditions and Changes, issued January 14, 1998.

2     See Settlement Agreement Par. 67.

                  2. There is appended hereto, as Exhibit A, a statement of financial condition of the Company at December 31, 1997, pursuant to the Commission's Rules of Procedure, 16 NYCRR Sec. 18.1.

                  3. The Settlement Agreement permits the establishment of a holding company structure under which one or more regulated companies and one or more unregulated companies may operate. These operating companies would be direct or indirect subsidiaries of a holding company ("HoldCo").(3) This structure will benefit the Company's customers, shareholders and employees by providing the flexibility needed to compete effectively in the changing utility industry, while at the same time protecting the Company's customers from the risks inherent in the competitive businesses conducted by unregulated affiliates of the Company.

                  4. To compete effectively, the Company must have no less flexibility in doing business than that available to its competitors. A holding company structure would allow the Company to implement a decision to enter, or to deploy capital in, a competitive business without the delay of a regulatory approval process. The delays necessarily associated with obtaining regulatory approvals for such investments on a specific, case-by-case basis, while reasonable, necessary and largely unavoidable in a regulated context, are simply inconsistent with competitive success. The new corporate structure also would permit the issuance of securities by the HoldCo to finance competitive businesses (including Energetix and RGS Development). Under the Company's current corporate structure, Section 69 of the Public Service Law would not permit the issuance of securities for this purpose.

                  5. The customers of the regulated utility subsidiary ("RegCo") would be protected from the risks inherent in the competitive businesses of unregulated subsidiaries. The RegCo, as a separate legal entity, would not bear any losses or be responsible for any obligations that may arise from the HoldCo or its unregulated subsidiaries. In addition, the RegCo, which

     --------------------

3 The Company currently has three subsidiaries, Energetix, Inc., Energyline Corporation and RGS Development Corporation. Energetix is a business corporation that provides energy and energy service in western and central New York State. RGS Development is a business corporation established as a vehicle for miscellaneous energy related projects. Energyline is a transportation corporation that formerly owned the Company's interest in the Empire State Pipeline.

would not count as an asset any investment in such unregulated subsidiaries, should not have its access to capital markets or credit ratings adversely affected by the HoldCo or such subsidiaries.

                  6. Upon Commission approval and receipt of the necessary shareholder and other regulatory approvals (described in paragraph 13 below), the Company intends to establish the HoldCo pursuant to a tax-free reorganization (the "Reorganization"). The Reorganization would be effected as a "binding share exchange" as follows:

                         First, the Company would create the HoldCo as a first-tier, wholly-owned subsidiary.

                         Then, in accordance with a plan of share exchange adopted pursuant to Section 913 of the Business Corporation Law, each share of the Company's common stock outstanding immediately prior to the effective time of the Reorganization will be exchanged for one share of HoldCo common stock.

                  7. Upon consummation of the Reorganization, each person who owned the Company's common stock immediately prior to the Reorganization will own a corresponding number of shares of HoldCo common stock, and HoldCo will own all of the outstanding shares of the Company's common stock. The Company does not expect that the Reorganization would effect any change in the preferred stock or debt of the Company (i.e., the preferred stock and debt of the Company will remain outstanding securities of the Company). In connection with the HoldCo's commencement of operations, the RegCo may lease office space to the HoldCo and transfer to the HoldCo office furniture, equipment and other assets having an aggregate net book cost of not to exceed $5 million.(4)

                  8. The Company would be the RegCo, and HoldCo would have subsidiaries in addition to the RegCo.(5) The Company's strategic plans as to the competitive businesses in which its unregulated affiliates will compete will necessarily evolve as the utility industry


      -------------------

4     See Settlement Agreement Sch. I, at 7-8.

5 See footnote 3, supra. It is expected that the Company, simultaneously with the Reorganization or shortly before, will drop its stock in Energetix, RGS Development and Energyline into HoldCo and that Energetix, RGS Development and Energyline will become wholly-owned subsidiaries of HoldCo.

continues to evolve. Regardless of the businesses involved, it is essential that HoldCo's unregulated subsidiaries not be disadvantaged by regulatory or operating constraints imposed by the Commission. The unregulated subsidiaries should be able to transact business with each other and with the RegCo on the same basis as their competitors.

                  9. The Company believes that the Commission can, without imposing operating constraints on HoldCo or its unregulated subsidiaries, protect the RegCo's customers and prevent any unfair competitive advantage. The relevant provisions set forth in the Settlement Agreement, and the corporate structure, will protect the RegCo's customers from the risks of competitive businesses carried on by unregulated subsidiaries.

                  10. Because the Settlement Agreement provides for a fundamental change in the Company and the opening of its electric business to competition, the Company believes that only limited operating constraints, tailored closely to the activity to be monitored, are appropriate. These constraints, along with the existing statutory tools of the Commission and the Federal Energy Regulatory Commission and the federal and state antitrust laws, will be adequate to protect customers and ensure that robust competition develops while at the same time allowing the HoldCo and its subsidiaries to compete in the market. As competition develops, the Company believes that the specific restrictions should be reviewed to determine whether they are still appropriate or necessary.

                  11. The Settlement Agreement sets forth the conditions to the making of capital contributions to HoldCo and its unregulated affiliates.(6) Those provisions are incorporated in this Petition by reference.

                  12. The Company also agrees to abide by certain operating principles relating to intercompany relationships, its code of conduct, cost allocations and other relevant provisions, all as set forth in Schedule I to the Settlement Agreement.

                  13. Implementation of the HoldCo structure will require certain approvals in addition to that of the Commission and other actions by federal and state authorities. Consummation of the Reorganization will require the adoption of a plan of share exchange at a

     --------------------

6     See Settlement Agreement, Par. 67 and Sch. I.

meeting of the Company's shareholders. In connection with its solicitation of proxies to vote at the meeting, HoldCo must file a Registration Statement on Form S-4 with the Securities and Exchange Commission to register the HoldCo common shares to be exchanged for the outstanding Company common shares, and such Registration Statement must become effective. The Registration Statement will also contain a proxy statement of the Company describing the Reorganization in detail, which proxy statement will be mailed to Company shareholders prior to the meeting referred to above. The Company must deliver to the New York State Secretary of State a certificate of exchange under Section 913 of the New York Business Corporation Law, the certificate of exchange must be endorsed on behalf of the Commission (pursuant to Section 108 of the Public Service Law), and the Secretary of State must file the certificate of exchange. In addition, prior to the reorganization it is expected that HoldCo would file with the Securities and Exchange Commission an application for the intrastate exemption from the registration requirements of the Public Utilities Holding Company Act provided by Section 3(a)(1) thereof or Rule 2 thereunder. The Company will need to file for the approval of the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. The Company intends to file the aforementioned applications for approval as soon as practicable.

                  14. The Company respectfully reserves the right to amend and/or withdraw this Petition at any time prior to its acceptance of an order of the Commission with respect to the Petition. The Company further requests that any such order by its terms permit the Company (even after unconditionally accepting the order) to decide not to consummate the transactions described herein.

                  WHEREFORE, the Company requests that the Commission issue an order authorizing (i) the formation of a holding company for the Company, as described and subject to the conditions contained herein, (ii) the related transactions described herein and in the Settlement Agreement, (iii) the Secretary of the Commission to endorse the Commission's consent and approval upon the certificate of exchange executed by the Company, and (iv) such other and further relief to which Petitioner may be entitled by reason of the premises.

                              Respectfully submitted,

                              ROCHESTER GAS AND ELECTRIC
                                CORPORATION


                              By:      /s/ Michael T. Tomino



                              Title:   Senior Vice President and General Counsel



Dated:        July 30, 1998
Rochester, New York

Exhibit to Exhibit D-1


               EXHIBIT TO ROCHESTER GAS AND ELECTRIC CORPORATION'S
      JULY 30, 1998 FILING AT THE NEW YORK STATE PUBLIC SERVICE COMMISSION
                  CONCERNING THE FORMATION OF A HOLDING COMPANY




         Exhibit A                                   Financial Condition



         Pursuant to the instructions for the filing of an application using Form U-1, this exhibit has been omitted as it is neither relevant nor material to this Application.